EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores Secures New Financing Agreements

GRAND RAPIDS, MICHIGAN--December 24, 2003-- Spartan Stores, Inc., (Nasdaq: SPTN) announced that it has entered into financing agreements with Congress Financial Corporation, a subsidiary of Wachovia Corporation, for a four-year, asset-based $170 million Senior Secured Credit Facility and a four-year Supplemental Secured Credit Facility totaling $15 million from an affiliate of Kimco Realty Corporation. Proceeds from the new credit facility will be used to repay the outstanding balance on the Company's existing credit facility and for general corporate purposes. In conjunction with the new agreements, the Company expects to incur a third-quarter, non-cash charge of $8.8 million to write off unamortized fees associated with previous financing activities.

"We are very pleased to have secured new financing agreements that will improve our financial flexibility and stability," stated Spartan Stores' Chairman, President and Chief Executive Officer, Craig C. Sturken. "Considerable organizational resources have been dedicated to this priority and, with this major undertaking behind us, we can now focus complete attention on our goals of achieving consistent and sustainable sales and earnings growth."

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's ninth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to 330 independent grocery stores in Michigan. Spartan Stores also owns and operates 54 retail supermarkets and 21 deep-discount drug stores in Michigan and Ohio, including Ashcraft's Markets, Family Fare Supermarkets, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm.

About Wachovia

Wachovia Corporation (NYSE:WB) is one of the largest providers of financial services to retail, brokerage and corporate customers throughout the East Coast and the nation, with assets of $389 billion and stockholders' equity of $33 billion at September 30, 2003. Its four core businesses, the General Bank, Capital Management, Wealth Management, and the Corporate and Investment Bank, serve 9 million households, including 900,000 businesses, primarily in 11 East Coast states and Washington, D.C. Its broker-dealer, Wachovia Securities, LLC, serves clients in 48 states. Global services are provided through more than 30 international offices. Online banking and brokerage products and services also are available through Wachovia.com.

This press release contains forward-looking statements about Spartan Stores' plans, strategies, objectives, goals, or expectations. These forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects," "will" or has "goals" or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. The exact amount of the third quarter charge which will be taken is subject to review and adjustment. Our ability to achieve improved financial flexibility and stability is subject to a large number of factors in addition to the new financing agreements. Our ability to achieve our goals of consistent and sustainable sales and earnings growth are subject to a large number of factors disclosed in the company's previous filings. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.